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                                                                     EXHIBIT 4.1



                            CERTIFICATE OF AMENDMENT

                   OF AMENDED CERTIFICATE OF INCORPORATION OF

                         SEACREST INDUSTRIES CORPORATION

                                DECEMBER 4, 2002

         SeaCrest Industries Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), DOES HEREBY CERTIFY:

         FIRST: That the board of directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted resolutions proposed and declaring advisable the following amendments to the Amended Certificate of Incorporation of the Corporation, amended as of November 16, 1970 (the "CERTIFICATE OF INCORPORATION"):

                  RESOLVED, that the Certificate of Incorporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

                  "FIRST: The name of the corporation is Availent Financial, Inc."

                  FURTHER RESOLVED, that the Certificate of Incorporation be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

                  "FOURTH: At 5:00 p.m., Delaware time, on the filing date of this Certificate of Amendment of Amended Certificate of Incorporation (the "EFFECTIVE TIME"), a one-for-two reverse stock split of the common stock, par value $0.01 per share, of the Corporation ("COMMON STOCK") shall become effective, pursuant to which each two (2) shares of common stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (the "OLD COMMON STOCK") shall be reclassified and combined (the "REVERSE SPLIT") into one share of common stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of common stock from and after the Effective Time (the "NEW COMMON Stock").

                  No fractional shares of Common Stock shall be issued to the stockholders of the Corporation in connection with the Reverse Stock Split Amendment. Each holder of shares of Pre-Effective Stock otherwise entitled to a fractional share of Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount approximately equal to (i) such fractional share multiplied by the average of the high and low trading prices of the Common Stock as reported on the Over the Counter Bulletin Board for the five (5) trading days immediately prior to the Effective Time if shares of Common Stock have traded on the Over the Counter Bulletin Board during regular trading hours on each of the five (5) business days immediately



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         prior to the Effective Time, (ii) such fractional share multiplied by the average of the high and low trading prices of the Common Stock as reported on the Over the Counter Bulletin Board for the first five (5) consecutive trading days on which the shares of Common Stock have traded if shares of Common Stock have not traded on the Over the Counter Bulletin Board during regular trading hours on each of the five
         (5) business days immediately prior to the Effective Time, but have traded on the Over the Counter Bulletin Board during regular trading hours on each of any five (5) consecutive business days at any time prior to ten (10) business days after the Effective Time, or (iii) such fractional share multiplied by the fair market value per share of Common Stock as determined by the board of directors in good faith if shares of Common Stock have not traded on the Over the Counter Bulletin Board during regular trading hours on each of the five (5) business days immediately prior to the Effective Time or during regular trading hours on each of any five (5) consecutive business days at any time prior to ten (10) business days after the Effective Time.

                  The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares of stock which the corporation shall have authority to issue is One Hundred Ten Million (110,000,000) and the par value of each of such shares is No and 01/100 ($0.01) Dollars, amounting in the aggregate to One Million One Hundred Thousand and no/100 ($1,100,000.00) Dollars; the total number of shares of Preferred Stock shall be Ten Million (10,000,000); the total number of shares of Common Stock shall be One Hundred Million (100,000,000).

                  Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding)."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective as of December 4, 2002.



                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
                            SIGNATURE PAGE TO FOLLOW.



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         IN WITNESS WHEREOF, SeaCrest Industries Corporation has caused this certificate to be signed by Patrick McGeeney, its President, and attested by Woody Conradt, its Secretary, effective as of this 4th day of December 2002.



                                    By:         /s/ Patrick McGeeney
                                       -----------------------------------------
                                    Name:  Patrick McGeeney
                                    Title: President


                                    ATTEST:


                                    By:         /s/ Woody Conradt
                                       -----------------------------------------
                                    Name: Woody Conradt
                                    Title: Secretary





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